<Exhibit 10(a)(2)>


                     ASSET PURCHASE AGREEMENT


    THIS ASSET PURCHASE AGREEMENT is dated as of June 23, 1999, by and among CEC Entertainment, Inc. ("Purchaser") and Discovery Zone, Inc., and Discovery Zone Licensing, Inc., each a debtor and debtor-in-possession under Chapter 11 Case No. 99-941 (JJF), jointly administered (individually each a "Seller" and collectively "Sellers"). In consideration of the mutual covenants, agreements and warranties herein contained, the parties hereto agree as follows:

             CERTAIN DEFINITIONS

    Unless otherwise defined herein, terms used herein shall have the meanings set forth below:

    "Agreement" means this Asset Purchase Agreement, including all Exhibits and Schedules hereto, as the same may be amended from time to time in accordance with its terms.

    "Acquired Assets" shall have the meaning set forth in Article I hereof.

    "Bankruptcy Code" means title 11 of the United States Code, $$
101-1330.

    "Bankruptcy Court" means the United States Bankruptcy Court for the District of Delaware, having jurisdiction over Sellers and their assets in the Chapter 11 Cases.

    "Business" means the business conducted utilizing those operating assets and operations of Sellers for the purpose of operating family entertainment centers in the United States.

    "Chapter 11 Cases" means the pending cases commenced by Sellers on April 20, 1999 under chapter 11 of the Bankruptcy Code, pending in the Bankruptcy Court under docket no. 99-941 (JJF), jointly administered.

    "Claim" means any claim, lawsuit, demand, suit, inquiry made, hearing, investigation, notice of violation, litigation, proceeding, arbitration, or other dispute, whether civil, criminal, administrative or otherwise.

    "Closing" means the consummation of the transactions contemplated herein in accordance with Article IX hereof.

    "Closing Date" means the date set forth in Section 9.1 of this Agreement.

    "Code" means the United States Internal Revenue Code of 1986, as amended.

    "Contaminant" means any substance regulated under any Environmental Law, or any substance defined as or included in the statutory or regulatory definitions of pollutant, hazardous substances, hazardous or toxic wastes, hazardous materials, or "toxic substances" under any Environmental Law.

    "Contract" means any agreement, contract, commitment, or other binding arrangement or understanding, whether written or oral, to which Sellers are a party.

    "Dollars" or "$" means dollars of the United States of America.

    "Environmental Law" means any Regulation that relates to or otherwise imposes liability or standards of conduct concerning discharges, releases or threatened releases of noxious odors or any Contaminants into ambient air, water or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of Contaminants.

    "Environmental Liabilities and Costs" means all losses from any claim, by a Person, whether based on contract, tort, implied or express warranty, strict liability, criminal or civil statute, including under any Remedial Action, any Environmental Law, any Permit required by or pursuant to any applicable Environmental Law, any Lien in favor of any authority for Environmental Liabilities and Costs, any Order or agreement with any authority, arising from environmental, health or safety conditions, or the Release of a Contaminant into the environment.

    "Escrow Agreement" means an escrow agreement in such form as may be mutually agreeable to Purchaser and Sellers, to be entered into by the Purchaser and Sellers, with respect to the establishment and maintenance of acounts to hold the Third-Party
Escrow and the Adjustment Escrow

    "FunCenters" means the premises identified in Schedule 1.2 and as items 1 through 13 in Schedule 3.5 from which Sellers operate the Business.

    "FunCenter Lease" means, individually, any lease of a FunCenter or Other FunCenter.

    "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

    "Indebtedness" with respect to any Person means any obligation of such Person for borrowed money, and in any event shall include
(a) any obligation incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the ordinary course of business,
(b) the face amount of all letters of credit issued for the account of such Person, (c) obligations (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Liens, (d) capitalized lease obligations, (e) all guarantees of such Person, (f) all accrued interest, fees and charges in respect of any Indebtedness, and (g) all prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any Indebtedness.

    "Lien" means any security interest, lien, charge, mortgage, deed, assignment, pledge, hypothecation, encumbrance, easement, restriction or interest of another Person of any kind or nature.

    "Order" means any decree, order, injunction, rule, judgment, consent of or by any court or governmental authority.

    "Ordinary Course of Business" means the operation of the Business by Sellers in the usual and ordinary course in a manner substantially similar to the manner in which Sellers have operated since the commencement of the Chapter 11 Cases.

    "Other FunCenters" means any family entertainment centers operated by Sellers other than the FunCenters.

    "Person" means any corporation, partnership, joint venture, limited liability company, organization, entity, authority or natural person.

    "Purchaser" means, as applicable herein, CEC Entertainment, Inc.

    "Regional Headquarters" means the administrative offices of Sellers identified in Schedule 1.3(g).

    "Regulation" means any law, statute, regulation, ruling, rule or order of, administered or enforced by or on behalf of any court or governmental authority.

    "Release" means any release, spill, emission, leaking, pumping, disposal, discharge, dispersal or migration of any Contaminant into the indoor or outdoor environment or into or out of any property or assets (including the Acquired Assets) owned or leased by Sellers, including the movement of Contaminants through or in the air, soil, surface water, groundwater or property.

    "Remedial Action" means all actions required under any applicable Environmental Law to (a) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (b) prevent the Release or threat of Release or minimize the further Release of Contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

    "Sale Order" means that certain order(s) to be entered by the Bankruptcy Court in the Chapter 11 Cases, in substantially the form attached as Exhibit "B" to this Agreement, inter alia, approving the transactions contemplated by this Agreement.

    "Schedules" means the schedules hereto.

    "Sellers" means Discovery Zone, Inc. and Discovery Zone
Licensing, Inc.

    "Taxes" means all taxes, charges, fees, duties, levies or other assessments, including, without limitation, income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, license, payroll, unemployment, environmental, customs duties, capital stock, disability, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, severance and employees' income withholding and Social Security taxes imposed by the United States or any other country or by any state, municipality, subdivision or instrumentality of the United States or of any other country or by any other tax authority, including all applicable penalties and interest, and such term shall include any interest, penalties or additions to tax attributable to such Taxes.

    "Tax Return" means any report, return or other information required to be supplied to a taxing authority in connection with Taxes.

    "Third Party" means any Person other than Sellers, Purchaser or any of their respective affiliates.

             ARTICLE I

     PURCHASE AND SALE; ASSUMPTION OF CERTAIN LIABILITIES

    1.1 Purchase and Sale of Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing, Sellers shall sell, assign, transfer and deliver, free and clear of all liens, security interests and other encumbrances, to Purchaser, and Purchaser shall purchase, acquire and take assignment and delivery of the following assets owned by Sellers (wherever located) related to, or used in conjunction with, the Business, and all of Sellers' right, title and interest therein and thereto, but not including those assets specifically excluded in Section 1.3 (all of the assets to be sold, assigned, transferred and delivered to Purchaser hereunder shall be deemed included in the term "Acquired Assets" as used herein):

     (a) cash in the amount necessary to assure that on the day immediately following the Closing each FunCenter location will have cash on hand equal to the sum of $1,500.00 per location.

     (b) all supplies, materials and inventories actually located at any FunCenter prior to the Closing (collectively, the "Inventory");

     (c) all machinery, equipment, tools, vehicles, furniture, furnishings, leasehold improvements, goods, and other tangible personal property owned by Sellers, except to the extent the same are located within the Other FunCenters located in the Commonwealth of Puerto Rico ("FFE");

     (d) all transferable licenses, permits, approvals, certificates of occupancy, authorizations, operating permits, registrations, plans and the like applicable to the FunCenters
(collectively, the "Permits");

     (e)   the Owned Intellectual Property (as defined in Section
3.9 hereof);

     (f) all game tokens and prize redemption tickets owned by Sellers at the FunCenters and Other FunCenters (collectively,
"Tokens");

     (g)   all real estate owned by any Sellers identified in
Schedule 3.5 ("Owned Real Property"); and

     (h) all structural plans and diagrams in Sellers' possession for FunCenters located on Owned Real Property or upon any real property leased pursuant to an Assumed FunCenter Lease.

    1.2 Assignment and Assumption of FunCenter Leases. Subject to the terms and conditions set forth in this Agreement, Sellers will assign and transfer to Purchaser, effective as of the Closing Date, all of Sellers' right, title and interest in and to, and Purchaser will take assignment of and assume, the FunCenter Leases identified in Schedule 1.2 ("Assumed FunCenter Leases"). All right, title and interest of Sellers (or any of them) under the Assumed FunCenter Leases shall be deemed included in the term "Acquired Assets" as used herein. Notwithstanding the foregoing, on or prior to the seventh day before the Closing Date, Purchaser, in Purchaser's sole discretion, may make a determination that it will not assume any or all of the Assumed FunCenter Leases. In the event Purchaser notifies Sellers that it will not assume one or more Assumed FunCenter Leases, (i) the family entertainment centers operated under such Assumed FunCenter Leases shall be deemed to be Other FunCenters; and (ii) there shall be no adjustment to the Purchase Price payable by Purchaser under this Agreement.

    1.3 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the following assets of Sellers, as well as any other assets not defined as Acquired Assets, shall be retained by Sellers and are not being sold or assigned to Purchaser hereunder (all of the following are referred to collectively as the "Excluded Assets"):

     (a) any and all personal property of Sellers, wherever located, that is held pursuant to any lease including, without limitation, any capital lease;

     (b) any stock held by any Seller or any affiliates of Sellers;

     (c) any and all avoidance claims or causes of action arising under the Bankruptcy Code or applicable state law, including, without limitation, all rights and avoidance claims of Sellers arising under Sections 544, 547, 548, 549 and 550 of the
Bankruptcy Code;

     (d) all instruments, prepaid assets and deposits, receivables, unbilled costs and fees, tax refunds, co-op advertising allowances, and accounts;

     (e) all Claims (excluding Claims relating to existing violations of any rights with respect to Owned Intellectual
Property) and rights of action and all choses in action arising out of occurrences before or after the consummation of the proposed transactions contemplated herein;

     (f)   all cash, except as provided in Section 1.1(a);

     (g) the Regional Headquarters identified in Schedule 1.3(g) and the leases for the Other FunCenters; and

     (h) subject to the terms of Section 1.6 hereof, all machinery, equipment, tools, vehicles, furniture, furnishings, leasehold improvements, goods, supplies, materials and inventory, including redemption merchandise, and other tangible personal property owned by Sellers, located within the Other FunCenters located in the Commonwealth of Puerto Rico.

    1.4 No Other Liabilities Assumed. Sellers acknowledge and agree that pursuant to the terms and provisions of this Agreement and under any Contract, Purchaser will not assume any obligation of Sellers (including any Cure Amounts), other than obligations assumed under the Assumed FunCenter Leases. In furtherance and not in limitation of the foregoing, neither Purchaser nor any of its affiliates shall assume, and shall not be deemed to have assumed, other than as specifically set forth in Section 1.2 above, any debt, claim, obligation or other liability of Sellers or any of its affiliates whatsoever, including, but not limited to: (i) any Environmental Liabilities and Costs for any act, omission, condition, event or circumstance to the extent occurring or existing prior to the Closing Date, including without limitation all Environmental Liabilities and Costs relating in any manner to Sellers' direct or indirect handling, transportation or disposal of any Contaminants, (ii) any of Sellers' liabilities in respect of Taxes, (iii) any brokers' or finders' fees arising by reason of Sellers' dealings with brokers or other third parties, or other liability of Sellers for costs and expenses (including legal fees and expenses) incurred in connection with this Agreement, (iv) any Indebtedness, (v) except as otherwise provided in Section 6.2 hereof with respect to the accrued and unused vacation of Sellers' Employees, any obligations or liabilities for Sellers' Employees, including severance, pension, profit sharing or any other employee benefit plans, compensation or retiree medical and other benefits and obligations, (vi) any obligation or liability arising as a result of or whose existence is a breach of Sellers' representations, warranties, agreements or covenants herein, (vii) any liability subject to compromise, (viii) any obligation of any affiliate of Sellers, and (ix) rebates, allowances, deductions and/or price discrepancies relating in any manner to products or services sold in pursuit of the Business prior to the Closing Date. Disclosure of any obligation or liability on any schedule to this Agreement shall not create any liability of Purchaser.

    1.5 Other FunCenters to be Closed.  (a) Sellers and
Purchaser acknowledge that (i) effective June 14, 1999 Sellers were operating one hundred thirty (130) family entertainment centers including both the FunCenters and Other FunCenters , a complete list of which is attached hereto as Schedule 1.5; and (ii) after the Closing Sellers will not operate the Other FunCenters. Upon the closing of any Other FunCenters, Sellers shall adequately secure the premises upon which such Other FunCenters are located and the Purchase Price shall be adjusted by an amount not to exceed $10,000 per Other FunCenter if the FFE at any Other FunCenter is materially different from the amount of FFE reflected in the "Master Inventory of FunCenter Assets" schedule of FFE previously delivered to Purchaser by Sellers on or about June 19, 1999.

     (b)   Sellers shall deliver written notice to Purchaser two
(2) business days' prior to the availability of any FFE and Tokens at any Other FunCenter(s) (each an "Availability Notice"). For a period of seven (7) days after delivery of an Availability Notice ("Removal Period"), Purchaser shall have the right to remove FFE and Tokens from the Other FunCenter(s) referenced in such Availability Notice. Any FFE and Tokens not removed from an Other FunCenter at the expiration of the Removal Period shall be excluded from the Acquired Assets and not purchased by Purchaser and there shall be no adjustment to the Purchase Price payable by Purchaser with respect to such FFE and Tokens.

     (c) In the event that Purchaser removes FFE and Tokens from any Other FunCenter and a Closing does not occur under this Agreement, at Purchaser's election, Purchaser shall either (i) liquidate such removed FFE and Tokens on behalf of Sellers and deliver the proceeds of such liquidation to Sellers, or (ii) purchase such removed FFE and Tokens from Sellers at such price as Purchaser and Sellers shall mutually agree.

    1.6 Puerto Rico. Sellers and Purchaser hereby acknowledge that Sellers will sell the two (2) Other FunCenters located in the Commonwealth of Puerto Rico including, without limitation, the furniture, fixtures and equipment located therein to a Person unrelated to Purchaser; and will remove, or cause to be removed, any identifying signage and other indicia of the Owned Intellectual Property from such Other FunCenters on or before the earlier of (i) Closing Date, and (ii) the date such Other FunCenters are sold.


           ARTICLE II

           PURCHASE PRICE AND PAYMENT

    2.1 Payment of Purchase Price. The aggregate purchase price for the Acquired Assets (the "Purchase Price") shall be the sum of the following:

     (a) The earnest money deposit equal to $100,000.00 paid by Purchaser pursuant to bidding procedures approved by the Bankruptcy Court in the Chapter 11 Cases; plus

     (b) An additional earnest money deposit of $1,800,000.00 to be paid by Purchaser and to be held in escrow upon entry of the Sale Order pursuant to a Deposit Escrow Agreement by and among Sellers, Purchaser and Young Conaway Stargatt & Taylor, LLP of even date herewith; plus

     (c) In accordance with Section 1.2 hereof, Purchaser's assumption of the Assumed FunCenter Leases; plus

     (d) Purchaser's payment to Sellers of an amount equal to $16,100,000.00 less any amount set aside as the Adjustment Escrow pursuant to Section 2.3 hereof, in immediately available funds at Closing; plus

     (e) Purchaser's payment to the escrow agent under the Escrow Agreement of the sum of $1,000,000.00 (the "Third-Party Escrow
Amount") to be held by such escrow agent pursuant to the terms of the Escrow Agreement; plus

     (f) A sum equal to the aggregate amount of any cash purchased by Purchaser pursuant to Section 1.1(a).

    2.2 Further Assurances. From time to time after the Closing and without further consideration, (i) Sellers, upon the request of Purchaser and at Sellers' expense, shall execute and deliver such documents and instruments of conveyance and transfer as Purchaser may reasonably request in order to consummate more effectively the purchase and sale of the Acquired Assets as contemplated hereby and to vest in Purchaser title to the Acquired Assets transferred hereunder, provided that (x) Sellers shall not be required to execute or deliver any document or instrument pursuant to this
Section 2.2 that includes any provision(s) that impose obligations upon Sellers that are greater than those imposed upon Sellers under the other provisions of this Agreement or the documents executed pursuant hereto, and (y) in no event shall Sellers be required to incur any material cost or expense in the performance of its obligations under this Section 2.2, Section 5.1 or Section 5.3 (it being understood that notwithstanding the foregoing, the Purchaser shall in any event be entitled to require Sellers to take such action as Sellers would otherwise be required to take pursuant to this Section 2.2, Section 5.1 or Section 5.3 but for the cost thereof by advancing to Sellers the amounts Sellers reasonably anticipate incurring in excess of immaterial costs and expenses in taking the action), and (ii) Purchaser, upon the request of Sellers and at Purchaser's expense, shall execute and deliver such documents and instruments of assumption as Sellers may reasonably request in order to confirm Purchaser's liability for the obligations under the Assumed FunCenter Leases or otherwise more fully consummate the transactions contemplated by this Agreement.

    2.3 Owned Real Estate.

     (a) Within two (2) business days of execution of this Agreement, Sellers shall deliver to Purchaser title reports on each parcel of Owned Real Property ("Title Reports"). After the receipt of the Title Reports, but in no event later than July 6, 1999, Purchaser shall identify to Sellers, in writing, each parcel of Owned Real Property that Purchaser determines, on a commercially reasonable basis, as to which there exists use restrictions of record that would individually or in the aggregate (i) with respect to Owned Real Property located at Kennesaw, Georgia and Sterling Heights, Michigan, prevent the construction or operation of a prototypical Chuck E. Cheese's restaurant or (ii) with respect to any of the Owned Real Property, other than Kennesaw or Sterling Heights properties, materially detracts from the value of, or impairs the use of, the affected properties (each a "NCP").

     (b) In the event Purchaser shall identify one or more NCPs, such NCPs shall be transferred to Purchaser at Closing and the entire Purchase Price shall be paid. If one or more NCPs are identified by Purchaser, $1,000,000.00 of the Purchase Price shall be deposited with the escrow agent under the Escrow Agreement in a separate escrow account (the "Adjustment Escrow") for purposes of satisfying any Purchase Price adjustment required under this
Section 2.3. All liens, claims and encumbrances that now attach to the Owned Real Property shall attach in their current order of validity, priority and enforceability to the Adjustment Escrow pending resolution and payment of any Purchase Price adjustment, if any.

     (c) Within thirty (30) days of Closing, the Purchase Price shall be adjusted with respect to each NCP by such amount as (i) Purchaser, Sellers and McDonald's Corporation ("McDonald's") shall mutually agree within thirty (30) days of Closing, or (ii) thereafter as is determined through binding "Baseball Arbitration". For this purpose, Baseball Arbitration shall mean an arbitration where Sellers, Purchaser and McDonald's each propose a price adjustment for each NCP (based on whatever factors each believes are relevant) and the arbitral panel chooses one of the submissions without any hearing.

     (d) "Baseball Arbitration" shall be conducted as set forth in this subparagraph (d).

        (i)  There shall be a panel of three (3)
arbitrators; one each to be selected by each of Purchaser, Sellers and McDonald's, with each arbitrator to have professional experience in the marketing and valuation of retail real estate in the geographic area in which the subject NCPs are located;

        (ii) The adjustment to the purchase price with respect to each NCP will be determined assuming an aggregate purchase price for all Owned Real Property of $15,500,000.00 (net of selling and carry costs), to be offset by positive EBITDA less direct overhead allocated to acquired Owned Real Property.

           (A) If the aggregate value of the fifteen (15) properties (including NCPs) equals or exceeds $15,500,000.00 no adjustment will be made to the Purchase Price.

           (B) If the aggregate value of the fifteen (15) properties (including NCPs) is less than $15,500,000.00 an adjustment will be made to reduce the Purchase Price based on the determination of the arbitrators of the impairment of NCP property, but in no event will the adjustment to the Purchase Price increase the value of the fifteen (15) properties above $15,500,000.00; provided, however, the reduction to the Purchase Price will not, in any event, exceed $1,000,000.00 in aggregate, and shall be payable out of the Adjustment Escrow. Any payment remitted to Purchaser in satisfaction of any Purchase Price shall be free of liens, claims and encumbrances.

     (e) McDonald's shall be a third party beneficiary of this Agreement solely to the extent of this Section 2.3, provided, however, that upon the payment in full of McDonald's allowed claim in the Chapter 11 Cases, whether on consent or otherwise, any rights of McDonald's under this Section 2.3 shall automatically terminate.

        ARTICLE III

        REPRESENTATIONS AND WARRANTIES OF SELLERS

    Sellers jointly and severally represent and warrant to Purchaser as of the date of this Agreement and the Closing Date, as follows:

    3.1 Due Incorporation; Valid Existence. Sellers are corporations incorporated under the laws of the state(s) of their respective incorporation and are validly existing as of the date hereof and as of the Closing.

    3.2 Authority. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Bankruptcy Court.

    3.3 No Conflict; Required Filings and Consents. Assuming the satisfaction of the conditions set forth in Article VII and compliance with the applicable requirements for consents, approvals, authorizations, permits or filings referred to in this
Section 3.3, the execution and delivery, of this Agreement by Sellers does not, and the performance of this Agreement by Sellers will not, (a) violate any provisions of Sellers' respective certificates of incorporation, bylaws or other organizational documents, or (b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental authority, domestic or foreign, or of any other Person except (i) approvals of the Bankruptcy Court, (ii) applicable requirements, if any, under the HSR Act, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not prevent or materially delay the consummation by Sellers of the transactions contemplated by this Agreement.

    3.4 Title To and Condition of Properties. At and as of the Closing Date, Sellers will have good title to, and will have the right to sell, convey, transfer, assign and deliver to Purchaser the Acquired Assets. At and as of the Closing Date, the Bill of Sale, the Assignment and Assumption and Deed of Assignment (each as defined in Section 9.2 below) together with the deeds for the Owned Real Property and the Sale Order will be effective, when recorded, where required, to vest in Purchaser good title to the Acquired Assets. To Sellers' knowledge, at and as of the Closing Date, Sellers will have good title to, and will have the right to sell, convey, transfer, assign and deliver to Purchaser the Owned Intellectual Property.

    3.5 Owned Real Property. Schedule 3.5 lists all Owned Real Property to be conveyed to Purchaser at Closing free and clear of all encumbrances other than (a) non-material matters set forth in title reports delivered by Sellers to Purchaser, (b) non-material liens for Taxes not yet due and payable, and (c) laws, ordinances and governmental regulations, and (d) other matters of record and imperfections of title, easements and encumbrances.

    3.6 FunCenter Leases. Schedule 1.2 lists all Assumed
FunCenter Leases. True, correct and complete copies of the Assumed FunCenter Leases in effect as of the date hereof have heretofore been delivered by Sellers to Purchaser. Except for Assumed FunCenter Leases that have expired pursuant to their terms, upon the Closing and subject to any condemnation or casualty and such limitations arising under the Chapter 11 Cases, (a) all Assumed FunCenter Leases will be valid, binding leases therefor that are in full force and effect and enforceable by Sellers in accordance with their respective terms; (b) Sellers have the full right to occupy the real property leased under the Assumed FunCenter Leases; and
(c) the Assumed FunCenter Leases have not been assumed or rejected (as such terms are used in Section 365 of the Bankruptcy Code).

    3.7 Personal Property. As of the Closing, except for any Excluded Assets, Sellers own or have a valid leasehold interests in or have legal right to use all of the tangible personal property necessary to carry on the Business of Sellers consistent with past practice, free and clear of all encumbrances, other than encumbrances that, upon the Closing, will be released.

    3.8 Brokers. Sellers have incurred no liability to any broker, finder or agent with respect to the payment of any commission regarding the consummation of the transactions contemplated hereby, except for certain fees and commissions payable to Ladenburg Thalman in connection with the consummation of the transactions contemplated herein, the payment of which shall be the sole responsibility of Sellers. Sellers agree that if any claims for commissions, fees or other compensation, including, without limitation, brokerage fees, finder's fees, or commissions are ever asserted against Purchaser or the Sellers in connection with this transaction, all such claims shall be handled and paid by the party whose actions form the basis of such claim and such party shall indemnify, defend (with counsel reasonably satisfactory to the party(ies) entitled to indemnification), protect and save and hold the other harmless from and against any and all such claims or demands asserted by any person, firm or corporation in connection with the transaction contemplated hereby.

    3.9 Intellectual Property Rights.  The sole assets of
Discovery Zone Licensing, Inc. consist of the patents, patent applications, licenses, service names, service marks, trade names, trademarks, trade name and trademark registrations (and applications therefor), copyrights and copyright registrations (and applications therefor), inventions and designs set forth in
Schedule 3.9 and any of their derivatives as used on products related to the Business and goodwill, trade secrets, processes and know-how that relate in any manner to the Business (collectively, the "Owned Intellectual Property"). Prior to or at Closing, Sellers will deliver all Sellers' customer lists to Purchasers and such customer lists shall be deemed to be included in the Owned Intellectual Property. The Owned Intellectual Property is all intellectual property owned by Sellers and the Consenting Parties (excluding any rights to the use of the name "Block Party"). Sellers hold free and clear of all material encumbrances (other than encumbrances that, upon the Closing, will be released) and free from material contractual restrictions and any other material restrictions good title to, or valid and subsisting licenses in, all registrations and applications for registration, extensions or renewals of the Owned Intellectual Property used by Sellers in the conduct of the Business. Sellers are not in material default, and no event has occurred that with notice or lapse of time would constitute a material default under any of the agreements, licenses or sublicenses of Sellers relating to the Owned Intellectual Property.

    3.10   Environmental Matters. To Sellers' knowledge:

     (a) All Owned Real Property and all real property leased under the Assumed FunCenter Leases are in material compliance with all applicable Environmental Laws;

     (b) Sellers have not received written notice of any pending or threatened claims, complaints, or other information with respect to any alleged material violation of any Environmental Laws with respect to the Acquired Assets;

     (c) Sellers have been issued and are in compliance with all material permits, certificates, approvals, licenses and registrations required under Environmental Laws with respect to the Acquired Assets; and

     (d) Sellers have disclosed all material environmental reports in its possession or control pertaining to Owned Real
Property and real property leased under the FunCenter Leases.

    3.11 Insurance. All policies of fire and casualty, property, liability. workers' compensation, extended coverage, business interruption, public and product liability, and other forms of insurance providing insurance to or for Sellers have been provided or made available to the Purchaser. All such policies of insurance are maintained for the benefit of Sellers and will be maintained by Sellers through the Closing Date.

    3.12 Licenses and Permits: Compliance with Laws. Sellers have all material licenses, permits and authorizations necessary in order to operate and conduct the Business as presently conducted and as proposed to be conducted.

    3.13 Exclusivity of Representations. (a) The representations and warranties made by Sellers in this Agreement are in lieu of and are exclusive of all other representations and warranties, including, without limitation, any implied warranties. Sellers hereby disclaim any such other or implied representations or warranties. notwithstanding the delivery or disclosure to Purchaser or its officers, directors, employees, agents, or representatives of any documentation or other information (including any financial projections or other supplemental data).

     (b) Notwithstanding any other provision to the contrary, Sellers make no representation or warranty with respect to the Excluded Assets.

As used herein, the term "Sellers' knowledge" and similar terms shall mean and refer only to matters actually known to the President, Chief Financial Officer and General Counsel of Discovery Zone, Inc. holding such offices as of the execution date hereof, without any inquiry or investigation. None of the representations and warranties of Sellers contained in this Article III shall survive the Closing.

     ARTICLE IV

     REPRESENTATIONS AND WARRANTIES OF PURCHASER

    Purchaser represents and warrants to Sellers as follows:

    4.1 Due Incorporation; Valid Existence. Purchaser is a corporation incorporated under the laws of the state of its incorporation, and is validly existing as of the date hereof and the date of Closing.

    4.2 Authority. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized and do not and will not violate any provisions of the certificate of organization, partnership agreement, limited liability company agreement, by-laws, or similar instrument of Purchaser.

    4.3 Consents. No notice to, filing with, authorization of, exemption by, or consent of any authority is required in order for Purchaser to consummate the transactions contemplated hereby.

    4.4 Brokers. Purchaser has incurred no liability to any broker, finder or agent with respect to the payment of any commission regarding the consummation of the transactions contemplated hereby. Purchaser agrees that if any claims for commissions, fees or other compensation, including, without limitation, brokerage fees, finder's fees, or commissions are ever asserted against Purchaser or the Sellers in connection with this transaction, all such claims shall be handled and paid by the party whose actions form the basis of such claim and such party shall indemnify, defend (with counsel reasonably satisfactory to the party(ies) entitled to indemnification), protect and save and hold the other harmless from and against any and all such claims or demands asserted by any person, firm or corporation in connection with the transaction contemplated hereby.

    4.5 "AS IS" Purchase. Purchaser hereby acknowledges and agrees that, except as otherwise expressly provided herein, (i) Sellers make no representations or warranties whatsoever, express or implied, with respect to any matter relating to the Acquired Assets, and (ii) Purchaser shall accept the Acquired Assets "AS IS," "WHERE IS," and "WITH ALL FAULTS" as of the Closing Date. Without in any way limiting the foregoing, Sellers hereby disclaim any warranty (express or implied) of merchantability or fitness for any particular purpose as to any Acquired Asset.

None of the representations and warranties of Purchaser contained in this Article IV shall survive the Closing.

           ARTICLE V

           COVENANTS OF SELLERS

    5.1 Consents and Approvals. Sellers shall use their reasonable efforts (i) to obtain all consents and approvals, as reasonably requested by Purchaser, to consummate the purchase and sale of the Acquired Assets and the assignment of the Assumed Obligations, together with any other necessary consents and approvals to consummate the transactions contemplated hereby, including, without limitation, obtaining the Sale Order, (ii) to make, as reasonably requested by Purchaser, all filings, applications, statements and reports to all authorities that are required to be made prior to the Closing Date by or on behalf of Sellers or any of their affiliates pursuant to any applicable Regulation in connection with this Agreement and the transactions contemplated hereby, including, without limitation, all required filings under the HSR Act, and (iii) to obtain, as reasonably requested by Purchaser, all required consents and approvals (if any) to assign and transfer the Permits to Purchaser at Closing and, to the extent that one or more of the Permits are not transferable, to assist Purchaser in obtaining replacements therefor; provided that Sellers shall not be required to make any filing in connection with the transfer of a Permit or take any other action required by this sentence unless Purchaser advances any and all fees and other charges imposed by any applicable authority in connection with such filing, transfer or other requested action. In the event that certain Permits are not transferable or replacements therefor are not obtainable on or before the Closing, but such Permits are transferable or replacements therefor are obtainable after the Closing, Sellers shall continue to use such reasonable efforts in cooperation with Purchaser after the Closing as may be required to obtain all required consents and approvals to transfer, or obtain replacements for, such Permits after Closing and shall do all things reasonably necessary to give Purchaser the benefits that would be obtained under such Permits; provided, however, Sellers shall in no event be required to make any filing in connection with the transfer of a Permit or take any other action required by this sentence unless Purchaser advances any and all fees and other charges imposed by any applicable authority in connection with such filing, transfer or other requested action.

    5.2 Insurance. Provided that any claim by Purchaser in no way prejudices or otherwise affects Sellers' right to look to such policies with respect to claims arising prior to the Closing Date, Purchaser, to the extent Sellers would have the right to do so, shall be entitled to make claims against Sellers' insurance policies and coverage that are occurrence policies from and after the Closing Date for all matters, injuries and claims arising prior to the Closing Date relating in any way to the Acquired Assets or Assumed Obligations in the same manner and subject to the same terms, conditions and limitations as Sellers prior to the Closing Date and provided that Sellers shall not incur any cost by virtue of such claims by Purchaser. Purchaser will have no obligations or liabilities under such insurance policies for premiums, additional premiums or similar payments after the Closing Date, either due to retroactive adjustments, audits, roll-backs or otherwise. Subject to the provisions of Section 2.2 and to the same proviso as is set forth at the beginning of this Section 5.2, and at no cost or expense to Sellers, Sellers will cooperate after the Closing Date with Purchaser and its insurance carriers and agents in connection with the foregoing and with Purchaser in establishing new insurance policies and coverage for Purchaser from and after the Closing Date. Without in any way limiting the foregoing, Purchaser shall be entitled to make claims against Sellers' insurance policies and coverage only to the extent permitted by the carriers of such insurance. Notwithstanding the foregoing, this Section 5.2 shall not entitle Purchaser to any portion of, or claim against, any self-insured retention of Sellers and Sellers shall have no duty or obligation to continue any self-insured retention after the Closing Date.

    5.3    Sellers' Employees. Except as provided in Section 6.2,
Purchaser has not agreed to hire any of Sellers' employees or independent contractors retained by Sellers.

    5.4 Cure Amounts. On or before the Closing Date, Sellers shall (i) cure all defaults and arrearages under the Assumed FunCenter Leases, pursuant to $ 365 of the Bankruptcy Code (hereinafter, individually a "Cure Amount," and collectively the "Cure Amounts"); and (ii) pay all real and personal property taxes, apportioned as of the Closing Date, that create or constitute a lien upon any Acquired Assets. All Cure Amounts and taxes required to be paid pursuant to this Section 5.4 shall be paid on or before the Closing Date out of the Third-Party Escrow Amount.

    5.5 Operation of FunCenters. Sellers will make all reasonable efforts to continue to operate the FunCenters through the Closing Date in the Ordinary Course of Business.

           ARTICLE VI

           COVENANTS OF PURCHASER

    6.1 Assumed Obligations. Subsequent to the Closing and except for the Cure Amounts, Purchaser agrees to assume and perform the Assumed FunCenter Leases and shall indemnify and hold Sellers harmless with respect to the Assumed FunCenter Leases.

    6.2 Employees. Effective as of the Closing, Purchaser shall have no obligation to offer employment to any active employees of Sellers.

    6.3 Payment of Transfer Costs. Purchaser shall pay, on the Closing Date, the title insurance premium for the owner's policy (including all the costs of endorsements thereto and expanded coverage thereunder), and all other charges of the title company customarily paid by the purchaser in transactions of the same or similar nature in the county in which the any Owned Real Property is located.

    6.4 Removal of FFE. Purchaser covenants that any contractor hired to remove FFE and Tokens from any Other FunCenter will be fully bonded and that such contractor shall have sufficient casualty, liability and workers' compensation insurance with respect to its employees, subcontractors and the work to be performed by such contractor in connection with the removal of the FFE and Tokens at any Other FunCenter.

    6.5 HSR Filing. Within five (5) business days after execution of this Agreement, Purchaser shall make any initial filing required to be made by Purchaser under the HSR Act in connection with the transactions contemplated hereunder and shall promptly respond to any additional requests for information received from any governmental authority in connection with or pursuant to the HSR Act.


        ARTICLE VII

        CONDITIONS PRECEDENT TO OBLIGATIONS
             OF PURCHASER

    The obligations of Purchaser under this Agreement are, at the option of Purchaser, subject to satisfaction of the following conditions precedent on or before the Closing Date.

    7.1 Warranties True as of Both Present Date and Closing
Date. Each of the representations and warranties of Sellers contained herein shall be true and correct in all material respects on and as of the date of this Agreement, and shall also be true and correct in all material respects (except for such changes as are contemplated by the terms of this Agreement) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

    7.2 Bankruptcy Condition. The Sale Order shall have been entered by the Bankruptcy Court and no stay with respect thereto shall be in effect as of the Closing Date.

    7.3 Purchaser's Investigation. Purchaser acknowledges that prior to executing this Agreement Purchaser has conducted due diligence regarding the Business and the FunCenters. Immediately upon Sellers' execution and delivery of this Agreement, Sellers shall continue to provide Purchaser (or its designated representatives) full and complete access to Sellers' employees, books and records, corporate offices and other facilities for the purpose of conducting such additional investigation as Purchaser deems appropriate or necessary respecting the Business at the FunCenters, in its discretion, in order to facilitate Purchaser's efforts to consummate the transaction provided for herein. Sellers shall hereby covenant and agree to cooperate with Purchaser in this regard.

    7.4 HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the purchase of the Acquired
Assets under the HSR Act shall have expired or been terminated.

    7.5 Bankruptcy Court Approval. Entry of the Sale Order, inter alia, approving the sale of the Acquired Assets to Purchaser, pursuant to the terms of this Agreement. The Sale Order shall be in substantially the form attached hereto as Exhibit "B".

    7.6 Lease Assumption and Assignment. The Sale Order shall approve and authorize the assumption and assignment of the Assumed FunCenter Leases set forth in Schedule 1.2.

    7.7 Sale Order Deadline.  The Sale Order shall be entered by
June 29, 1999.

     ARTICLE VIII

     CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

    The obligations of Sellers under this Agreement are, at the option of Sellers, subject to the satisfaction of the following conditions precedent on or before the Closing Date.

    8.1 Warranties True as of Both Present Date and Closing
Date. The representations and warranties of Purchaser contained herein shall be true and correct in all material respects on and as of the date of this Agreement, and shall also be true in all material respects (except for such changes as are contemplated by the terms of this Agreement) on and as of the Closing Date with the same force and effect as though made by Purchaser on and as of the Closing Date.

    8.2 HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the purchase of the Acquired
Assets under the HSR Act shall have expired or been terminated.

    8.3 Bankruptcy Condition. The Sale Order shall have been entered by the Bankruptcy Court and no stay with respect thereto shall be in effect as of the Closing Date.

             ARTICLE IX

             CLOSING

    9.1 Closing. Provided that the Sale Order shall have been entered by the Bankruptcy Court on or before the date set forth in
Section 7.7 and no stay with respect thereto shall be in effect, the Closing shall take place on a date and time to be mutually agreed upon by Sellers and Purchaser, but in no event later than thirty (30) days after entry of the Sale Order.

    9.2 Deliveries by Sellers. At the Closing, Sellers will deliver the following to Purchaser: (a) a bill of sale in form and content mutually satisfactory to Purchaser and Sellers ("Bill of Sale"); (b) an Assignment and Assumption of the Assumed FunCenter Leases in form and content mutually satisfactory to Purchaser and Sellers (the "Assignment and Assumption"); (c) an Intellectual Property Deed of Assignment in form and content mutually satisfactory to Purchaser and Sellers (the "Deed of Assignment"); and (d) limited or special warranty deeds to convey the Owned Real Property.

    9.3 Deliveries by Purchaser. At the Closing, Purchaser will deliver the following: (a) the Purchase Price payable pursuant to and in accordance with Section 2.1; and (b) the duly-executed
Assignment and Assumption.

    9.4 Termination.  Purchaser may terminate this agreement if:

        (a) the conditions set forth in Sections 7.2, 7.4, 7.5, and 7.6 are not satisfied on or prior to the expiration of the thirty-day period after entry of the Sale Order; provided, however, that the parties shall extend the Closing Date for a reasonable amount of time not to exceed one hundred twenty (120) days after entry of the Sale Order, to obtain HSR Act approval; or

        (b) the condition set forth in Section 7.1, but only to the extent that such condition relates to Sections 3.4, 3.5(a) through (c), 3.6, 3.9, and 3.10, is not satisfied on or prior to the expiration of the thirty-day period after entry of the Sale Order; provided, however, that the parties shall extend the Closing Date for a reasonable amount of time not to exceed one hundred twenty (120) days after entry of the Sale Order to allow Sellers to cure any material breach of the representations and warranties set forth in Sections 3.4, 3.5(a) through (c), 3.6, 3.9, and 3.10; or

        (c) the Chapter 11 Cases are converted to cases under Chapter 7 of the Bankruptcy Code or a trustee is appointed under the Chapter 11 Cases and, in either event, the trustee appointed for such purposes does not agree and consent to a closing hereunder and the Bankruptcy Court does not otherwise order the trusee to close upon the transactions contemplated hereunder within one hundred twenty (120) days after entry of the Sale Order.

In the event of a termination in accordance with this Section 9.4, and provided that each of Sellers and Purchaser have used their best efforts to effectuate a closing of the transactions contemplated hereunder, except as provided in Section 1.5(c), neither Sellers nor Purchaser shall suffer any liability or obligation to the other.

            ARTICLE X

            MISCELLANEOUS

    10.1 Expenses. Each party hereto shall bear its own costs and expenses, including attorneys' fees, with respect to the transactions contemplated hereby. Notwithstanding the foregoing, in the event of any action or proceeding to interpret or enforce this Agreement, the prevailing party in such action or proceeding (i.e., the party who, in light of the issues contested or determined in the action or proceeding, was more successful) shall be entitled to have and recover from the non-prevailing party such costs and expenses (including, without limitation, all court costs and reasonable attorneys' fees) as the prevailing party may incur in the pursuit or defense thereof.

    10.2 Amendment. This Agreement may be amended, modified or supplemented but only in writing signed by all of the parties hereto.

    10.3 Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (a) when received if given in person, (b) on the date of transmission if sent by telex, telecopy or other wire transmission (with answer back confirmation of such transmission), (c) upon delivery, if delivered by a nationally known commercial courier service providing next day delivery service (such as Federal Express), or (d) upon delivery, or refusal of delivery, if deposited in the U.S. mail, certified or registered mail, postage prepaid:

       If to Sellers, addressed as follows:

        Discovery Zone, Inc.
        6600 NW 16th Street
        Plantation, Florida  33313
        Attn:  Mr. Leighton J. Weiss
        Telephone: (914) 345-4500
        Facsimile: (914) 345-4527

        with copies to:

        Young Conaway Stargatt & Taylor, LLP
        11th Floor, Rodney Square North
        P.O. Box 391
        Wilmington, Delaware 19899-0391
        Attn: Laura Davis Jones, Esq.
        Telephone: (302) 571-6634
        Facsimile: (302) 571-1253

        Foothill Capital Corporation
        60 State St., Suite 1150
        Boston, MA 02109
        Attn: Mr. Scott Ryan
        Telephone: (617) 624-4421
        Facsimile: (617) 722-9493

        Otterbourg, Steindler, Houston & Rosen, P.C.
        230 Park Avenue
        New York, NY 10169
        Attn: Andrew M. Kramer, Esq.
        Telephone: (212) 661-9100
        Facsimile: (212) 682-6104

        If to Purchaser, addressed as follows:

                CEC Entertainment, Inc.
                4441 West Airport Freeway
                Irving, TX 75062
                Attn: Legal Department
                Telephone:   (972) 258-5461
                Facsimile:  (972) 258-5527

        with a copy to:

        Winstead Sechrest & Minick, P.C.
        5400 Renaissance Tower
        1201 Elm Street
        Dallas, Texas  75270-2199
        Attn:  David W. Elmquist, Esq.
        Telephone:  (214) 745-5384
        Facsimile:  (214) 745-5390

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

    10.4 Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

    10.5 Counterparts and Execution. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.

    10.6 Headings. The headings preceding the text of Articles and Sections of this Agreement and the Schedules thereto are for convenience only and shall not be deemed part of this Agreement.

    10.7 APPLICABLE LAW AND JURISDICTION. THIS AGREEMENT (AND ALL DOCUMENTS, INSTRUMENTS, AND AGREEMENTS EXECUTED AND DELIVERED PURSUANT TO THE TERMS AND PROVISIONS HEREOF (COLLECTIVELY, "ANCILLARY DOCUMENTS")) SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH JURISDICTION. PURCHASER AND SELLERS FURTHER AGREE THAT THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION OVER ALL DISPUTES AND OTHER MATTERS RELATING TO (a) THE INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT; AND/OR (b) THE ACQUIRED ASSETS AND/OR ASSUMED FUNCENTER LEASES AND PURCHASER EXPRESSLY CONSENTS TO AND AGREES NOT TO CONTEST SUCH EXCLUSIVE JURISDICTION.

    10.8 Binding Nature; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the parties hereto without prior written consent of the other parties; except, that (i) Purchaser may assign any of its rights hereunder to any affiliate or wholly-owned subsidiary, (ii) Purchaser may grant a security interest in its rights and interests hereunder to its lenders, and
(iii) as otherwise provided in this Agreement. Nothing contained herein, express or implied, is intended to confer on any Person other than the parties hereto or their successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

    10.9   No Third Party Beneficiaries.  Except as provided in
Section 2.3 hereof as to McDonald's, this Agreement is solely for the benefit of the parties hereto and their respective affiliates and no provision of this Agreement shall be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

    10.10 Tax Matters. Purchaser shall be responsible for the timely payment of all sales, use, transfer (including, without limitation, documentary transfer, stamp and like taxes) and similar taxes payable in connection with the consummation of the transactions contemplated by this Agreement.

    10.11 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to this Agreement to express their mutual intent, and no rule of strict construction shall be applied against any party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

    10.12 Entire Understanding. This Agreement, the Exhibits and Schedules hereto, and the Ancillary Documents contemplated hereunder set forth the entire agreement and understanding of the parties hereto in respect to the transactions contemplated hereby and the Agreement, the Exhibits and Schedules hereto and the Ancillary Documents contemplated hereunder supersede all prior agreements, arrangements and understandings relating to the subject matter hereof and is not intended to confer upon any other person any rights or remedies hereunder. There have been no representations or statements, oral or written, that have been relied on by any party hereto, except those expressly set forth in this Agreement, the Exhibits and Disclosure Schedules hereto, and the Ancillary Documents contemplated hereunder.

             {Signature Page Follows}


    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first above written.


                     PURCHASER:

                     CEC ENTERTAINMENT, INC.



                     By:--------------------
                     Name:
                     Title:

                     SELLERS:

                     DISCOVERY ZONE, INC.


                     By:
                     Name: Jeffrey Sasson
                     Title:   Chief Operating
                              Officer


                     DISCOVERY ZONE LICENSING, INC.


                     By:
                     Name:  Leighton Weiss
                     Title: Vice President -
                            Licensing


    The undersigned corporations hereby acknowledge and consent to the transactions contemplated in the foregoing Agreement and have caused this Agreement to be executed as of the date and year first above-written.

                     CONSENTING PARTIES

                     DZ PARTY, INC.


                     By:--------------------
                     Name:
                     Title:


                     DISCOVERY ZONE
                     (PUERTO RICO), INC.


                     By:
                     Name:
                     Title:


                          Exhibit "A"

                        Form of Sale Order







                            Schedule 1.2
                      Assumed FunCenter Leases
                      ------------------------


1.   #504 - 124 E. FM 1960 Bypass, Humble , TX
2.   #563 - 2541-43 El Camino Real, Redwood City, CA
3.   #566 - 930 N. San Fernando, Burbank, CA
4.   #780 - 7601 W. Ridgewood Road, Cleveland, OH
5.   #745 - 2030 S. Hurstbourne Parkway, Louisville, KY
6.   #319 - 7730 Streamwalk Lane, Manassas, VA
7.   #406 - 620 Hanes Mall Boulevard, Winston-Salem, NC



               Schedule 1.3(g)
           Regional Headquarters

1.  565 Taxter Road, Elmsford, NY
2.  6600 NW 16th Street, Plantation, FL
3.  6226 S. Cass Avenue, Westmont, IL







             Schedule 1.5
           Operating FunCenters

1   #201 Baltimore, MD
2   #215 Rockaway, NJ
3   #217 East Brunswick, NJ
4   #219 New Hartford, NY
5   #222 Catonsville, MD
6   #223 Rochester, NY
7   #225 Whitehall, PA
8   #226 Poughkeepsie, NY
9   #228 Cherry Hill, NJ
10  #229 Dewitt, NY
11  #233 Hanover, MA
12  #242 Frederick, MD
13  #245 Bronx, NY
14  #246 Middle Village, NY
15  #249 Brooklyn, NY
16  #260 Paramus, NJ
17  #263 Fairless Hills, PA
18  #264 Elmira, NY
19  #266 Middletown, NY
20  #267 Wilmington, DE
21  #270 E. Greenwich, RI
22  #273 York, PA
23  #303 Westmont, IL
24  #304 Greenvield, WI
25  #306 Cincinnati, OH
26  #307 Indianapolis, In
27  #308 Overland Park, KS
28  #309 Orland Park, IL
29  #311 Stone Mtn., GA
30  #315 Independence, MO
31  #317 West Mifflin, PA
32  #319 Manassas, VA
33  #320 Mesquite, TX
34  #321 Manchester, MO
35  #324 Exton, PA
36  #326 Amherst, NY
37  #334 Kennesaw, GA
38  #335 Schaumburg, IL
39  #338 Littleton, CO
40  #339 Columbus, OH
41  #340 Coon Rapids, MN
42  #342 Royal Palm Beach, FL
43  #343 Forest Park, OH
44  #344 Leon Valley, TX
45  #347 Arlington, TX
46  #348 San Antonio, TX
47  #349 Sterling Heights, MI
48  #353 Aurora, CO
49  #358 Roswell, GA
50  #362 Rancho Cucomonga, CA
51  #405 Knoxville, TN
52  #406 Winston-Salem, NC
53  #407 Falls Church, VA
54  #408 Newport News, VA
55  #409 Greenville, SC
56  #410 Huntsville, AL
57  #413 Mobile, AL
58  #415 Memphis, TN
59  #416 Annapolis, MD
60  #428 West Hills, CA
61  #430 Richmond, VA
62  #431 Flint, MI
63  #433 Pensacola, FL
64  #442 Tallahassee, FL
65  #451 Marietta, GA
66  #452 Portage, MI
67  #455 W. Bloomfield, MI
68  #458 Lafayette, LA
69  #461 Corona, CA
70  #463 Fayetteville, NC
71  #474 Chula Vista, CA
72  #477 Roanoke, VA
73  #478 Fairfax, VA
74  #501 Houston, TX
75  #502 Houston, TX
76  #504 Humble, TX
77  #506 Plano, TX
78  #511 Ft. Worth, TX
79  #512 Dallas, TX
80  #514 Stockton, CA
81  #516 Oklahoma City, OK
82  #517 Tulsa, OK
83  #518 Colorado Springs, CO
84  #521 Sacramento, CA
85  #522 Tucson, AR
86  #526 Citrus Hts., CA
87  #527 Modesto, CA
88  #532 Albuquerque, NM
89  #541 Lubbock, TX
90  #542 Oklahoma City, OK
91  #546 Austin, TX
92  #547 Waipahu, HI
93  #549 Taylorsville, UT
94  #553 Beaumont, TX
95  #554 Wichita, KS
96  #556 Westminster, CO
97  #561 Milpitas, CA
98  #563 Redwood City, CA
99  #565 Springfield, OR
100 #566 Burbank, CA
101 #571 Vancouver, WA
102 #720 Merrillville, IN
103 #725 Akron, OH
104 #732 Canton, OH
105 #733 Winter Park, FL
106 #734 Jacksonville, FL
107 #736 Speedway, IN
108 #738 Louisville, KY
109 #740 Hallandale, FL
110 #745 Louisville, KY
111 #746 Ft. Wayne, IN
112 #750 Miami, FL
113 #753 St. Louis, MO
114 #755 Pembroke Pines, FL
115 #761 Columbus, OH
116 #763 Madison, WI
117 #769 Springfield, MO
118 #771 Toledo, OH
119 #779 Des Moines, IA
120 #780 Parma, OH
121 #785 Kokomo, IN
122 #787 Peoria, IL
123 #788 Monroeville, PA
124 #792 Ft. Myers, FL
125 #796 Greenwood, IN
126 #797 Birmingham, AL
127 #802 Morrow, GA
128 #804 Marrero, LA
129 #901 Hatillo, Puerto Rico
130 #905 San Juan, Puerto Rico




             Schedule 3.5
           Owned Real Property


1.     #307 - 3720 E. 82nd Street, Indianapolis, IN
2.     #335 - 2570 West Schaumburg Road, Schaumburg, IL
3.     #338 - 7510 Parkway Drive, Littleton, CO
4.     #339 - 5705 Chantry Drive, Columbus, OH
5.     #340 - 8601 Springbrook Drive, NE, Coon Rapids, MN
6.     #343 - 1140 Smiley Road, Forest Park, OH
7.     #344 - 5751 NW Loop 410, Leon Valley, TX
8.     #347 - 1118 West Arbrook, Arlington, TX
9.     #348 - 13722 Embassy Row, San Antonio, TX
10.    #349  - 13745 Lakeside Circle, Sterling Heights, MI
11.    #353 - 14281 E. Exposition Avenue, Aurora, CO
12.    #512 - 15240 Dallas Parkway, Dallas, TX
13.    #334 - 824 Earnest W. Barrett Parkway, Kennesaw, GA
14.    Vacant land located in Vancouver, WA
15.    Vacant land located in Franklin Mills, PA



             Schedule 3.9
        Owned Intellectual Property


ATTACHED